Exhibit 99.1 NEWS RELEASE Contact: Rachel Mandell-Rice Phone Number: 206.264.8220 Email: TappIn@barokas.com

TappIn Partners with Antivirus Leader ESET to Provide Content Security and Mobility

ESET Joins TappIn Partner Program to Offer Customers Award-Winning Secure Content Mobility

Seattle, WA - July 11, 2012 - TappIn, Inc., a wholly-owned subsidiary of GlobalSCAPE (NYSE MKT: GSB), a leading innovator of secure information exchange solutions for businesses and consumers, announced today that ESET, the leader in proactive cyber-threat protection, has joined its Partner Program. Through the affiliate partnership, ESET will offer TappIn's secure content mobility solution to customers wanting remote access and file sharing capability, without sacrificing the protection afforded by ESET's antivirus solution.

Spurred on by the bring-your-own-device (BYOD) trend, mobile data security has emerged as a top priority for enterprises of all sizes. According to a recent Harris Interactive Poll, 81 percent of workers now use a personal electronic device, including computers, smartphones, and tablets, for work-related functions. Of this group, one-third of respondents admit that their organization's data is not encrypted, leaving it especially vulnerable to viruses and malware when accessed remotely.

"TappIn's approach to secure content mobility offers secure access and sharing, and is consistent with the caliber of security our customers have come to expect from ESET," said Andrew Lee, CEO, ESET North America. "The affiliation with TappIn will allow our customers to securely access and share their data while skipping the step of posting to the Internet. This will further minimize attack vectors and keep data securely stored on devices already protected by ESET's antivirus and anti-malware solutions."

TappIn by GlobalSCAPE enables users to securely access their files directly from most operating systems, platforms, and mobile devices. TappIn's innovative encrypted cloud pathway eliminates the need to upload or sync data to remote computers or electronic devices, allowing individuals and organizations to maintain control of their content, while still giving them the freedom to access and share information from mobile devices without risking the integrity of that data.

"ESET has long been at the forefront of computer security with industry-leading virus and malware detection that protect against a host of evolving threats," said Chris Hopen, President of TappIn, Inc. "This partnership puts secure mobility at the fingertips of ESET's consumer and business clients, leveraging ESET's virus and malware protection to safeguard data where it is stored, and TappIn by GlobalSCAPE's secure content mobility technology to enable anywhere, anytime access to that data, without requiring it to be moved from the client's ESET-protected storage repository."

TappIn by GlobalSCAPE's white-label solution enables a broad range of partners to provide end-users with secure, mobile access to rich media content. TappIn's affiliate and referral programs allow partners to add value for their customers, driving higher retention and increasing margins with relatively little up-front costs. The storage location-independent functionality of TappIn extends to all popular operating systems and mobile devices, including Apple iOS, Android™, and Windows® Phone 7.

About GlobalSCAPE and TappIn, Inc.

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, GlobalSCAPE has been helping businesses and consumers-including 15,000 companies in more than 150 countries-facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn, Inc., GlobalSCAPE also offers customers the ability to access and share documents, pictures, videos, and music-anytime, from anywhere-easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

About ESET

ESET is on the forefront of security innovation, delivering trusted protection to make the Internet safer for businesses and consumers. IDC has recognized ESET as a top five corporate anti-malware vendor and one of the fastest growing companies in its category. Trusted by millions of users worldwide, ESET is one of the most recommended security solutions in the world. ESET NOD32 Antivirus consistently achieves the highest accolades in all types of comparative testing, and powers the virus and spyware detection in ESET Smart Security and ESET Cybersecurity for Mac. Sold in more than 180 countries, ESET's global headquarters is in Bratislava, Slovakia, with distribution headquarters for North America located in San Diego, California. ESET also has offices in Buenos Aires, Prague, Krakow and Singapore and is represented by an extensive global partner network. For more information, visit http://www.eset.com/ or call +1 (619) 876-5400.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.